Exhibit 99.1

Dear Shareholders, Investors, and Employees,

I am pleased to announce that our two subsidiaries, Impossible Aerospace Corporation and Vayu (US), Inc., will merge to become one new company called Vayu Aerospace Corporation, Inc.  Prior to the acquisition of Impossible Aerospace and VAYU (US), Inc., I laid out three overarching goals for our soon-to-be aerospace acquisitions.   The culmination of working through these overarching goals revealed the importance of merging these two great companies into one.

•The first goal was to leverage the tens of millions of dollars in R&D accumulated between the two companies into a leader in the commercial drone space.   The commercial drone industry is still in its infancy and is expected to grow from $4.4 billion in 2018 to $63 billion by 2025.  Within the commercial drone industry, we believe that the three airframes (US-1, G1, and G2) are well-positioned to grab market share in various sectors including freight, surveillance, and military applications.

•The second overarching goal I laid out was to guide future R&D around a specific purpose.  That purpose is to build our drone airframes so that they are the go-to airframes for freight and logistics.  Solving complex logistics and load capabilities will help Vayu Aerospace Corporation put its stamp on the ever-growing industry of delivery and supply chain and accentuate our capabilities with our growing military clientele.  I would also add that this mandate is no small order.  Our goal is not simply to leverage the three great airframes of IA's US-1 and VAYU's G1 and G2 into the leaders in the automation of short and medium-haul freight delivery, but to firmly place Vayu Aerospace Corporation on the global map as the gold standard of highly adaptable, long endurance and reliable aircraft.

•The third overarching goal was to empower the leadership to depart from the thinking of their former investors.  This departure meant a new way of thinking about their respective companies.  Companies not solely focused on how much money could be made, but how to focus on the products of the future.   I have learned that with patience and focus, great things can happen.  But for it to grow correctly, it takes time, resources, and a well-developed team.   One of the first changes we made was adding to and shoring up our talented pool of employees.   I am so proud to say that we are attracting the best and brightest to work at Vayu Aerospace Corporation.  We have brought in talent from various places, including companies like Scaled Composites (the designer and manufacture of Virgin Galactic's Space Ship One), GE Aviation, Northrup Grumman, BOSH, and amongst other great companies.   This says a lot about the company we are building when employees of such pedigree want to work with us!  Another change we made, which is uniquely Alpine 4, was to drive our motto of SIDE (Synergistic Innovation Drives Excellence).  This meant inclusion and access on a deeper level to the capabilities of our other subsidiaries.   This sharing has already begun to bear fruit as our subsidiary, Quality Circuit Assembly and Alpine 4's engineering team, have redesigned the new avionics hardware for the G1 platform and are nearing completion with the new US-1 successor, US-2.  This collaboration between subsidiaries, under the guise of SIDE, allows for complex development to occur in record time and has frankly built a superior product compared to its predecessor, which was no easy feat considering how amazing these two airframes already are.

Benefits of The Combination of IA and VAYU

An Enhanced and More Focused Supply Chain:  Various disconnected and non-uniform hardware pieces in the US-1 and G1 present various supply chain issues in a post COVID-19 world.   Maximizing the supply chain efforts between airframes will lower cost, increase product availability, and enhance Vayu’s ability to service aircraft in the field or in one of our repair facilities.

R&D Streamlining: The drone aerospace sector is extremely capital intensive due to rigorous R&D outlays that need to be realized to improve and upgrade airframes and avionic platforms.  IA and VAYU combined have spent over 20 million dollars on building out their airframes to bring them to market.  This type of outlay will need to continue for a period of time and combining both airframes into one development team will greatly enhance the uniformity of the airframes and increase our R&D efficiency.

Unified Aeronautics and Avionics Platform Across Airframes: Combining the suite of avionics packages into one unified platform allows for a more detailed and nimble flying aircraft, a more user-friendly operating environment, one training system for customers, and a more secure communications platform for US-1, US-2 and G1 and G2.  Also, and probably one of the more valuable benefits, will be a more robust IP asset that can be capitalized in the future as the company grows in the market.

Fixed Cost Reduction: Combining the two operating companies into one company within a single location is expected to reduce G&A expenses by 20% and diffuse future G&A capital expenditures by 40%.

Larger Customer Footprint: Combining each companies' airframes under one sales team and marketing initiative will significantly enhance cross-product sales capabilities and drive increased customer satisfaction.

In closing, I am so very proud of our employees. Over the past 6 months, these employees have been the foundation on which we will build this great company on.   Your hard work has not gone unnoticed.    The merger of Impossible Aerospace and Vayu represents a huge leap forward in the development of A4 Aerospace, Inc’s drone related products and services.  We are very excited about what this new company will mean to our customers, shareholders, and employees.

Kent B. Wilson

CEO / President / Founder

Spencer Gore of Impossible Aerospace commented, "I am very excited by this next chapter in Impossible Aerospace's history. This merger will allow the companies to leverage each other's experience and IP to produce exciting new products. The collaboration has existed for quite some time now, but I'm glad to see it made official."

Daniel Pepper of Vayu (US) Inc. commented, “This blending of talent, resources, and technologies will further Vayu’s vision of building the most robust, reliable, and capable aircraft available on the market today. We couldn’t be happier with this solid foundation underfoot and bright future ahead.”

Source: Alpine 4 Holdings, Inc.

Ian Kantrowitz:  VP of IR

investorreleations@alpine4.com

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.